Exhibit 99.h(1)

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

AGREEMENT made as of February 24, 2009 by and between BlackRock Fixed Income Value Opportunities, a Delaware statutory trust (the "Fund") and BlackRock Investments, Inc., a Delaware corporation (the "Distributor").

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940 (the "Investment Company Act"), as a closed-end, management investment company, and it is affirmatively in the interest of the Fund to offer its shares ("Shares") for sale as described in the Prospectus (as defined below); and

WHEREAS, the Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through financial intermediaries including, without limitation, brokers, dealers, retirement plans, financial consultants, registered investment advisers and mutual fund share markets ("financial intermediaries"); and

WHEREAS, the Fund and the Distributor wish to amend and restate the Distribution Agreement previously entered into with respect to the offering of the Shares and provision of ongoing investor services to investors in the Shares.

NOW THEREFORE, the parties agree as follows:

Section 1.  Appointment of the Distributor; Offering.

(a)           Subject to the terms and conditions of this Agreement, the Fund hereby appoints the Distributor as its exclusive distributor in connection with the distribution of the Shares, and the Distributor hereby accepts such appointment.

(b)           The Distributor agrees to use its reasonable efforts to sell Shares to investors that the Distributor reasonably believes meet the eligibility requirements, if any, set forth in the Fund's currently effective prospectus or most recently dated offering memorandum (each such prospectus or offering memorandum, as in effect and as from time to time and as amended or supplemented, is herein called a "Prospectus").  The Distributor may solicit subscriptions for Shares during a subscription period that shall last for such period as may be agreed upon by the parties hereto.  Upon the termination of the relevant subscription period the Shares will be issued against payment and the Fund will commence operations.

(c)           The Distributor acknowledges that Shares will be offered and sold only as set forth from time to time in the Prospectus including, without limitation, pricing of Shares, handling of investor funds, subscription dates, payment of sales commissions and servicing and other fees and investor eligibility standards, if any.  To the extent investor eligibility standards shall apply with respect to the Fund, investors eligible to purchase Shares of the Fund shall be those persons so identified in the Prospectus provided by the Fund to the Distributor from time to time.

(d)           The Fund may suspend or terminate the offering of its Shares at any time as to specific classes of investors (if such separate classes are established), as to specific jurisdictions or otherwise. Upon notice to the Distributor of the terms of such suspension or termination, the Distributor shall suspend the solicitation of subscriptions for Shares in accordance with such terms until the Fund notifies the Distributor that such solicitation may be resumed.

(e)           It is acknowledged and agreed that the Distributor is not obligated to sell any specific number of Shares or to purchase any Shares for its own account.

(f)           The Fund, or any agent of the Fund designated in writing by the Fund, shall be advised of indications of interest and purchase orders for Shares received by the Distributor.  Any order may be rejected by the Fund, provided, however, that the Fund will not arbitrarily or without reasonable cause refuse to accept or confirm orders for the purchase of Shares from eligible investors.  The Distributor (directly or through its financial intermediaries) will confirm orders upon the completion of the offering and payment therefor.  The Distributor agrees to cause such payment and such instructions to be delivered promptly to the Fund (or its agent).

Section 2.  Agency.  In offering Shares, the Distributor shall act solely as an agent of the Fund and not as principal.

Section 3.  Duties of the Fund.

(a)           The Fund shall take, from time to time, but subject always to any necessary approval of the board of trustees of the Fund (the "Board") or of its shareholders, all necessary action to fix the number of authorized Shares and such steps as may be necessary to register the same under the Securities Act of 1933 (the "Securities Act"), to the end that there will be available for sale such number of Shares of each class as the Distributor reasonably may be expected to sell.

(b)           For purposes of the offering of Shares, the Fund will furnish to the Distributor copies of its most recent amendment to its Registration Statement on Form N-2 as filed with the Securities and Exchange Commission (the "Registration Statement"), its most recent Prospectus and all amendments and supplements thereto, and the subscription agreement, if any, and other documentation the Distributor may reasonably request for use in the offering of Shares.  The Distributor is authorized to furnish to prospective investors only such information concerning the Fund and the offering as may be contained in the Registration Statement, the Prospectus, the Fund's formation documents, or any other documents (including sales material), approved by the Fund.

(c)           The Fund shall furnish to the Distributor copies of all financial statements of the Fund which the Distributor may reasonably request for use in connection with its duties hereunder, and this shall include, upon request by the Distributor, one certified copy of all financial statements prepared for the Fund by independent public accountants.

(d)           The Fund shall use its best efforts to qualify and maintain during the solicitation period, to the extent required by applicable law, the qualification of Shares for sale under the securities laws of such jurisdictions as the Distributor and the Fund may approve. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Fund. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualification.

(e)           The Fund will furnish, in reasonable quantities upon request by the Distributor, copies of its annual and interim reports.

(f)           The Fund will furnish the Distributor with such other documents as it may reasonably require, from time to time, for the purpose of enabling it to perform its duties as contemplated by this Agreement.

Section 4.  Duties of the Distributor.

(a)           The Distributor shall devote reasonable time and effort to its duties hereunder. The services of the Distributor to the Fund hereunder are not to be deemed exclusive and nothing herein contained shall prevent the Distributor from entering into like arrangements with other investment companies so long as the performance of its obligations with respect to the Fund hereunder is not impaired thereby.

(b)           In performing its duties hereunder, the Distributor shall use its best efforts in all respects to duly conform with the requirements of all applicable laws relating to the sale of securities.  Neither the Distributor nor any financial intermediary having an agreement to offer and sell shares pursuant to Section 5 hereof nor any other person is authorized by the Fund to give any information or to make any representations, other than those contained in its Registration Statement, Prospectus and Statement of Additional Information, if any, and any sales literature specifically approved by the Fund.

(c)           The Distributor shall adopt and follow procedures, as approved by the officers of the Fund, for the confirmation of sales to investors and selected dealers (as defined below), the collection of amounts payable by investors and selected dealers on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the Financial Industry Regulatory Authority ("FINRA") applicable to sales of Shares, as such requirements may from time to time exist.

(d)           The Distributor agrees to appoint financial intermediaries to provide distribution services with respect to the Shares and personal investor services and account maintenance services ("Investor Services") to investors that are customers of such financial intermediaries and to assist the financial intermediaries in the provision of such services and for the Distributor to provide such services to investors that are its customers.  Such services shall include, but not be limited to:

1.
handling inquiries from investors regarding the Fund, including but not limited to questions concerning their investments in the Fund, repurchase offers and reports and tax information provided by the Funds;

2.	assisting in the enhancement of communications between investors and the Fund;

3.	assisting in the preparation of reports and transaction statements to investors;

4.	providing sub-accounting services for common shares held beneficially;

5.	forwarding reports of the Fund and other information to investors;

6.	receiving, tabulating and transmitting proxies; and

7.	providing such other information and Investor Services as may be reasonably requested by the Fund.

(e)           The Distributor represents and warrants to the Fund that it has all necessary licenses to perform the services contemplated hereunder and will perform such services in compliance with all applicable rules and regulations and it shall obtain adequate assurances from the financial intermediaries with respect to their licensing and performance of services contemplated by this Agreement, including without limitation applicable anti-money laundering laws and regulations of the United States and any jurisdiction in which investors are solicited.

Section 5.  Agreements with Financial Intermediaries.

(a)           The Distributor shall have the right to enter into agreements with financial intermediaries that are members in good standing of FINRA and who agree to abide by the Conduct Rules of FINRA for the sale of Shares and the provision of Investor Services; provided that the Distributor shall periodically inform the Fund’s Board of the nature and substance of such agreements and that the Fund shall approve the forms of agreements with such financial intermediaries. Shares sold to such financial intermediaries shall be for resale by such financial intermediaries only.

(b)           Within the United States, the Distributor shall offer and sell shares only to such financial intermediaries who are acting as brokers or dealers who are members in good standing of FINRA and who agree to abide by the Conduct Rules of FINRA.

(c)           The Distributor shall obtain adequate assurance from any financial intermediary which it engages of the compliance by such financial intermediary with applicable federal and state securities laws and the Conduct Rules of FINRA.

Section 6.  Fees.

(a)           The Distributor and the financial intermediaries shall be entitled to charge sales compensation to investors on the purchase price of Shares of the Fund and receive other sales and service compensation from investors in the Fund or from other sources, including without limitation the Fund and affiliates of the Distributor, if, and only to the extent, specified in the Fund's Prospectus; provided that the Distributor shall have the authority to adjust or waive such sales compensation and services fees, if any, in particular cases, at its sole discretion, in consultation with the Fund and as generally described in the Prospectus.  The Distributor may pay or allow such portion of any sales compensation and service fees to financial intermediaries that sold the Shares as may be agreed to from time to time by the Fund and the Distributor and disclosed in the Fund's Prospectus; provided, however, the such financial intermediaries must be members in good standing of FINRA and agree to abide by the Conduct Rules of FINRA.

(b)           The Distributor may pay amounts pursuant to this Section 6 to any affiliated person of the Distributor that sells Shares or provides Investor Services.

Section 7.  Payment of Expenses.

(a)           The Fund shall bear all of its own costs and expenses, including fees and disbursements of its counsel and auditors, in connection with the preparation of its Prospectus, Statement of Additional Information, if any, the preparation and filing of any required registration statements under the Securities Act and/or the Investment Company Act, and all amendments and supplements thereto, and in connection with any fees and expenses incurred with respect to any filings with the FINRA and preparing and mailing annual and interim reports and proxy materials to shareholders (including but not limited to the expense of setting in type any such Registration Statement, Prospectus, Statement of Additional Information or interim reports or proxy materials).

(b)           The Fund shall bear any cost and expenses of qualification of Shares for sale pursuant to this Agreement.

Section 8.  Indemnification.

(a)           The Fund severally shall indemnify and hold harmless the Distributor and each person, if any, who controls the Distributor, against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising by reason of any person acquiring any Shares, which may be based upon the Securities Act, or on any other statute or at common law, on the ground that the Registration Statement, Prospectus or Statement of Additional Information, if any, of the Fund, as from time to time amended and supplemented, or an annual or interim report to shareholders of the Fund, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in connection therewith by or on behalf of the Distributor; provided, however, that in no case (i) is the indemnity of the Fund in favor of the Distributor and any such controlling persons to be deemed to protect the Distributor or any such controlling persons thereof against any liability to the Fund or its shareholders to which the Distributor or any such controlling persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their obligations and duties under this Agreement or (ii) is the Fund to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any such controlling persons, unless the Distributor or such controlling persons, as the case may be, shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim or claims that have been served upon the Distributor or such controlling persons (or after the Distributor or such controlling persons shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Fund will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Distributor, or such controlling person or persons, defendant or defendants in the suit.  In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor, or such controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses, as incurred, of any additional counsel retained by them, but in case the Fund does not elect to assume the defense of any such suit, it will reimburse the Distributor, or such controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses, as incurred, of any counsel retained by them. The Fund shall promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or trustees in connection with the issuance or sale of any of Shares.

(a)           The Fund shall not indemnify any person pursuant to this Section 8 unless the court or other body before which the proceeding was brought has rendered a final decision on the merits that such person was not liable by reason of his or her willful misfeasance, bad faith or gross negligence in the performance of his or her duties, or his or her reckless disregard of any obligations and duties, under this Agreement ("disabling conduct") or, in the absence of such a decision, a reasonable determination (based upon a review of the facts) that such person was not liable by reason of disabling conduct has been made by the vote of a majority of a quorum of the trustees of the Fund who are neither interested persons nor parties to the proceeding, or by independent legal counsel in a written opinion.

(c)           The Distributor shall indemnify and hold harmless the Fund and each of its trustees and officers and each person, if any, who controls the Fund against any loss, liability, claim, damage or expense, as incurred, described in the foregoing indemnity contained in subsection (a) of this Section 8, but only with respect to statements or omissions made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of the Distributor for use in connection with the Registration Statement, Prospectus, Statement of Additional Information, if any, or other offering materials, as from time to time amended, or the annual or interim reports to shareholders. In case any action shall be brought against the Fund or any person so indemnified, in respect of which indemnity may be sought against the Distributor, the Distributor shall have the rights and duties given to the Fund, and the Fund and each person so indemnified shall have the rights and duties given to the Distributor by the provisions of subsection (a) of this Section 8.

Section 9.  Duration and Termination of this Agreement.

(a)           This Agreement shall become effective as of the date first above written and shall remain in force for two years thereafter and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually (i) by the trustees or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

(b)           This Agreement may be terminated at any time, without the payment of any penalty by the trustees or by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.  The provisions of Section 8, 11 and 12 of this Agreement shall survive its termination.

(c)           The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

Section 10.  Amendments of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved (i) by the trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those trustees of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

Section 11.  Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

Section 12.  Proprietary and Confidential Information.  The Distributor agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld.  Notwithstanding the foregoing, records and information shall not be subject to the foregoing obligations set forth in this Section 12 if they are required to be disclosed by the Distributor pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided by the Distributor will provide the Fund written notice of such requirement, to the extent such notice is permitted).  The provisions of this Section 12 shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. This Agreement may be executed by the parties hereto in any number of counterparts, all of which shall constitute one and the same instrument.

BLACKROCK FIXED INCOME VALUE OPPORTUNITIES

By:
	Name:	Neal Andrews
	Title:	Chief Financial Officer

BLACKROCK INVESTMENTS, INC.

By:
	Name:	Donald Burke
	Title:	Managing Director